Exhibit 10.37

December 4, 2019

Kevin Kenny

Offer Letter

Dear Kevin,

It gives me great pleasure to present this offer of employment with Orthofix Medical, Inc. (with its subsidiaries and affiliates, “Orthofix”).

Position:  The position we are offering you is that of President of Global Spine, reporting to Orthofix’s President and Chief Executive Officer.

Start Date:  Your start date will be on December 4, 2019.

Base Salary:  Your base salary will be $440,000 per year (the “Base Salary”), less applicable deductions and tax withholdings.

Annual Bonus:  Subject to Orthofix policies and satisfaction of applicable performance criteria, you will be eligible to participate in the annual bonus program, with a target bonus opportunity of 70% of your Base Salary.  Your 2019 annual bonus will be pro-rated based on your start date.

Sign-On Equity Award:  As an inducement to and incentive for accepting this position, you will be eligible to receive a grant, effective as of your start date, under Orthofix’s 2012 Long-Term Incentive Plan of (i) stock options to purchase shares of Orthofix common stock, valued at $450,000 (based on the Black-Scholes value of Orthofix common stock on the grant date, subject to rounding to the nearest whole share) and (ii) restricted stock units with respect to shares of Orthofix common stock, valued at $450,000 (based on the closing price of Orthofix common stock on the grant date, subject to rounding to the nearest whole share), in each case vesting in 25% increments on each of the first four anniversaries of your start date, subject to your continued service with Orthofix on each such vesting date.  The sign-on equity awards are contingent upon and issued only upon approval by Orthofix’s Board of Directors and will be subject to the terms and conditions of applicable award agreements, which will be made available to you shortly after approval of your awards by Orthofix’s Board of Directors.

Sign-On Short Term Cash Incentive Award:  As an inducement for accepting this position, you will receive two time-based cash incentive awards in total value of $200,000.  The first award of $100,000, less applicable deductions and tax withholdings, will be payable in the first available payroll after your Start Date.  The second award of $100,000, less applicable

Orthofix, Inc. | 3451 Plano Parkway | Lewisville, TX 75056 | 214.937.2000

www.orthofix.com

Exhibit 10.37

deductions and tax withholdings, will be payable in the first available payroll after 12 continuous months of service.  These awards are subject to pro-rata clawback provisions should you voluntarily leave employment or you are terminated for cause within 12 months of receiving each award.

Equity Incentives:  You will also be eligible to receive future, annual equity incentive awards.  Any future equity incentive awards are contingent upon and issued only upon approval by Orthofix’s Board of Directors (or Compensation Committee) and will be subject to the terms and conditions of applicable plan documents and award agreements. The incentive value for the 2020 annual incentive award is anticipated to be approximately $800,000, but will be subject to Compensation Committee review and approval.

Benefits:  Orthofix will offer you medical, dental, and vision insurance, effective the first of the month after your first 30 days of employment.  You will also be eligible to participate in the Orthofix 401(k) retirement plan as of the first of the month after your first 30 days of employment.  This plan currently provides an employer match of 100% for the first 2% contribution and 50% for the next 4% contribution.  A more detailed explanation of these benefits and other benefits will be provided to you under separate cover.  Orthofix defers to the provisions of its employee benefits plans, which plans shall govern to the extent of any conflict and which plans may be changed unilaterally by Orthofix.

Location and Residency:  Your position will be based in Orthofix’s Lewisville offices.  As such, Orthofix will provide support in establishing residency in the Lewisville, Texas area and you will receive a one-time cash payment of $175,000, less applicable deductions and tax withholdings, payable in the first available payroll after your Start Date, for you to apply in your discretion to the purchase of a new home in the Lewisville, Texas areas.  This one-time cash payment of $175,000 is subject to a full clawback should you voluntarily leave employment or you are terminated for cause within 24 months of the Start Date. Additionally, Orthofix will also provide reimbursement (upon submission of applicable supporting documentation) for a house-hunting trip with your spouse, for closing costs on the purchase of a home, for the move of household goods and two automobiles, and a temporary housing monthly stipend of $3,000 (net) for temporary housing in the Lewisville, Texas area for up to six months. Relocation expenses will be grossed up for the value using the Company’s standard gross-up formula for the expected tax liability of these expenses.

Third-Party Confidentiality/Non-Compete Obligations:  Orthofix recognizes that, while you were employed with your prior employers, you may have been exposed to confidential, proprietary, and/or trade secret information (“Third-Party Confidential Information”).  Moreover, Orthofix recognizes that you have a legal duty and may have a contractual duty not to use or disclose Third-Party Confidential Information outside of your employment with your former employers.   Orthofix also recognizes that you may owe your former employers a contractual duty not to solicit certain customers (“Restricted Customers”).  Orthofix has no intention of obtaining any Third-Party Confidential Information in any form.  In fact, Orthofix’s expectation is that you will abide by, and comply fully with, the terms of any agreements you may have with respect to such information.  By signing below, you represent and warrant that you have complied, and will comply, with any such obligations, including, but not limited to, all confidentiality, non-

Orthofix, Inc. | 3451 Plano Parkway | Lewisville, TX 75056 | 214.937.2000

www.orthofix.com

Exhibit 10.37

solicitation, non-competition, and post-employment disclosure obligations.  You further represent and warrant that you have not misappropriated any Third-Party Confidential Information and, to the extent you may have access to such information, you will not disclose or use it for any purpose contrary to the terms of any agreements you may have with respect to such information, or to benefit Orthofix in any way.

Orthofix also wishes to ensure that you are not placed in a position which might require you to solicit Restricted Customers or cause the disclosure or use of Third-Party Confidential Information, either intentionally or inadvertently.  For this reason, this offer is contingent upon the legal department’s review of any agreements you may have with a current or former employer or business partner, and Orthofix reserves the right to rescind the offer if it determines, in its sole discretion, that you have continuing obligations to a current or former employer or business partner that could restrict or interfere with the responsibilities Orthofix anticipates you performing on its behalf.  If you are ever involved in any job situation which could require you to solicit Restricted Customers or cause you to use or disclose any Third-Party Confidential Information, you agree to immediately notify Orthofix’s Chief Legal Officer and advise Orthofix’s Chief Legal Officer of your concerns.  In the event it is determined that a risk of improper solicitation, disclosure, or use does exist, Orthofix will take appropriate measures.

Orthofix is also serious about protecting its own confidential, proprietary, and/or trade secret information.  Accordingly, this offer of employment is contingent upon your execution of a confidentiality, non-competition, and inventions agreement (a “Restrictive Covenant Agreement”).

Testing and Screening:  This offer is contingent on the successful completion of a drug test and background screening.  The drug screen must be completed within 96 hours of accepting this offer.  If the drug screen is not completed by the designated date, we reserve the right to rescind the offer.

Work Eligibility:  Federal law requires all employees to provide their employers with verification of identity and eligibility to work in the United States within the first three (3) days of employment.  All employees are required to show one or more forms of identification as a means of verification.  This offer of employment is contingent upon your return of the necessary documentation to Orthofix within three days of your first day of employment with a copy of the acceptable identification you choose to present.

Employment-At-Will:  You understand and acknowledge that, if you become employed by Orthofix, you will be an “at-will” employee at all times during your employment.  As an at-will employee, both Orthofix and you will have the right to terminate your employment at any time, with or without cause, and with or without notice.  At-will employment also means that your job duties, title, compensation, and benefits, as well as the company personnel policies and other procedures, may be changed or terminated at the sole discretion of Orthofix at any time.  Please note that, while this offer letter summarizes your anticipated terms and conditions of employment with Orthofix, they may change, and it is not an employment contract.

Orthofix, Inc. | 3451 Plano Parkway | Lewisville, TX 75056 | 214.937.2000

www.orthofix.com

Exhibit 10.37

Governing Law:  This offer letter shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its principles of conflicts of laws.

Other Agreements:  Under separate cover, you will receive a Change in Control and Severance Agreement, and an Indemnity Agreement (the “Other Agreements”).  Kindly return one signed copy of this offer letter and each Other Agreement.

Acceptance:  Your signature at the end of this offer letter constitutes an acceptance of this offer and confirms that no promises, representations, or agreements that are inconsistent with any of the terms of this offer letter have been made to or with you by anyone at Orthofix.  You also acknowledge and agree that no modification of the terms and conditions set forth in this offer letter can be made without the written authorization of Orthofix’s President and Chief Executive Officer or Orthofix’s Compensation Committee.

This offer of employment will remain open until December 3, 2019.

Kevin, we look forward to working with you.  Your experience, background and leadership will be a significant asset to Orthofix.

Sincerely,

Suzanne Armstrong

Vice President, Human Resources

ACKNOWLEDGED, ACCEPTED, AND AGREED:

/s/ KEVIN KENNYDate    December 4, 2019

Kevin Kenny

Orthofix, Inc. | 3451 Plano Parkway | Lewisville, TX 75056 | 214.937.2000

www.orthofix.com